Exhibit 99.1

News Release

Investor Relations: Bev Fleming +1-312-444-7811 EMEA Media Contact: Mark Lacey mdl2@ntrs.com +44 (0) 207-982-2280	North America & Asia-Pacific Media Contact: Doug Holt dh124@ntrs.com +1-312-557-1571

http://www.northerntrust.com

Northern Trust Announces Strategic Actions

CHICAGO, December 15, 2008 — Northern Trust Corporation announced today that it is taking a number of actions to better position the company for improved profitability and continued global growth during these difficult economic conditions.

Northern Trust expects to record a pre-tax charge in the fourth quarter of 2008 of approximately $20 million to $25 million ($0.05 to $0.07 per share) associated with severance and benefits relating to the elimination of approximately 450 positions and other costs. These actions are expected to generate approximately $50 million to $60 million in annualized pre-tax savings.

Position eliminations will begin after the first of the year, using attrition whenever possible. These efforts will not impact client service and, in combination, are designed to streamline operations, leverage more efficient operating centers and strategically reposition low-growth activities.

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“The macroeconomic environment has been extraordinarily difficult and has impacted all segments of the global economy. Our decisions, while difficult, will further enhance Northern Trust’s position amid challenging conditions, while maintaining our focus on clients and those activities in which we have significant competitive advantage and continue to see opportunities for growth,” said Frederick H. Waddell, Chief Executive Officer, Northern Trust Corporation.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a financial holding company based in Chicago, has a growing network of 85 offices in 18 U.S. states and has international offices in 15 locations in North America, Europe, the Middle East and the Asia-Pacific region. As of September 30, 2008, Northern Trust had assets under custody of US$3.5 trillion, and assets under investment management of US$652.4 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit http://www.northerntrust.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements concerning Northern Trust and its business. These forward-looking statements are identified by words such as “expect,” “strategic,” and words of similar expression or by future or conditional verbs such as “will.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. Northern Trust’s 2007 Financial Annual Report to Shareholders, including the section of Management’s Discussion and Analysis captioned “Factors Affecting Future Results,” and periodic reports to the Securities and Exchange Commission, including the section captioned “Risk Factors,” contain additional information about factors that could affect actual results, including: economic, market, and monetary policy risks; operational risks; investment performance, fiduciary, and asset servicing risks; credit risks; liquidity risks; holding company risks; regulation risks; litigation risks; tax and accounting risks; strategic and competitive risks; and reputation risks. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust assumes no obligation to update any forward-looking statement.